Exhibit 1.1
NINTH AMENDMENT
TO
AMENDED AND RESTATED DEALER MANAGER AGREEMENT
 This NINTH AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Ninth Amendment”), effective as of March 12, 2018 (the “Effective Date”), is entered into by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).
WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended from time to time (the “Dealer Manager Agreement”); and
WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement to clarify the selling commissions payable with respect to Class T2 Shares (as defined below).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 4(a).
Section 4(a) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(a)    SELLING COMMISSIONS. Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company agrees to pay the Dealer Manager selling commissions in the amount of up to 7% of gross offering proceeds from the sale of Class A Shares, 3% of the gross offering proceeds from the sale of Class T Shares and 3% of gross offering proceeds from the sale of Class T2 Shares. The selling commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class A Shares, Class T Shares and Class T2 Shares, and may be reallowed by the Dealer Manager to the Participating Broker-Dealers, subject to federal and state securities laws. The Company will not pay to the Dealer Manager any selling commissions in respect of the purchase of any DRP Shares.

2.	Governing Law.
The provisions of this Ninth Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Ninth Amendment shall be brought exclusively in Hillsborough County, Tampa.

3.	Counterparts.
This Ninth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Ninth Amendment effective as of the Effective Date.

CARTER VALIDUS MISSION CRITICAL
REIT II, INC.

By: /s/ John E. Carter
John E. Carter
Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By: /s/ Lisa A. Drummond
Lisa A. Drummond
Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By: /s/ Patrick Miller
Patrick Miller
President

[Signature Page to Ninth Amendment to the Amended and Restated Dealer Manager Agreement]